UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Temple-Inland Inc.
(Name of Issuer)

Common Stock, $1.00 par value
(Title of Class of Securities)

879868107
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑         Rule 13d-1(b)

☐         Rule 13d-1(c)

☐         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	879868107

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Westchester Capital Management, LLC
27-3790558
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power
Shares
Beneficially		5,803,970 Shares, which includes 4,763 Shares held in swap
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power

5,803,970 Shares, which includes 4,763 Shares held in swap

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,803,970 shares of Common Stock of the Issuer (“Shares”) which consist of (i) 5,648,872 Shares held by The Merger Fund, (ii) 15,771 Shares held by The Merger Fund VL, (iii) 128,014 Shares held by the Dunham Monthly Distribution Fund and (iv) 11,313 Shares, which includes 4,763 Shares held in swap, held by the Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund, all of which Westchester Capital Management, LLC may be deemed to beneficially own by virtue of its position as the investment adviser of The Merger Fund and The Merger Fund VL, the sub-adviser of the Dunham Monthly Distribution Fund and the investment manager of Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund.
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.3%
12.	Type of Reporting Person (See Instructions) IA

Page2 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only).

The Merger Fund
14-1698547
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization Massachusetts

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power 5,648,872 Shares
Shares
Beneficially
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power 5,648,872 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,648,872 Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.2%
12.	Type of Reporting Person (See Instructions) IV

Page3 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only).

The Merger Fund VL
004-3739793
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power 15,771 Shares
Shares
Beneficially
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power 15,771 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

15,771 Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IV

Page4 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only).

Dunham Monthly Distribution Fund
80-0267077
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power 128,014 Shares
Shares
Beneficially
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power 128,014 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

128,014 Shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) IV

Page5 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only).

Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization Luxembourg

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power
Shares
Beneficially		11,313 Shares, which includes 4,763 Shares held in swap
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power

11,313 Shares, which includes 4,763 Shares held in swap

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

11,313 Shares, which includes 4,763 Shares held in swap
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) FI

Page6 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Green & Smith Investment Management L.L.C.
13-3869675
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of OrganizationDelaware

	5.	Sole Voting Power None
Number of	6.	Shared Voting Power 120,058 Shares
Shares
Beneficially
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None
	8.	Shared Dispositive Power 120,058 Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

120,058 Shares which consist of 120,058 Shares held by GS Master Trust, all of which Green & Smith Investment Management L.L.C. may be deemed to beneficially own by virtue of its position as investment adviser of GS Master Trust.
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) IA

Page7 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only).

Roy Behren
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization United States

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power
Shares
Beneficially		5,924,028 Shares, which includes 4,763 Shares held in swap
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power

5,924,028 Shares, which includes 4,763 Shares held in swap

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,924,028 Shares which consist of (i) 5,648,872 Shares held by The Merger Fund; (ii) 15,771 Shares held by The Merger Fund VL; (iii) 128,014 Shares held by the Dunham Monthly Distribution Fund; (iv) 11,313 Shares, which includes 4,763 Shares held in swap, held by the Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund; and (v) 120,058 Shares held by GS Master Trust, all of which Roy Behren may be deemed to beneficially own by virtue of his position as Co-President of Westchester Capital Management, LLC, the investment adviser of The Merger Fund and The Merger Fund VL, the sub-adviser of the Dunham Monthly Distribution Fund and the investment manager of Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund, or by virtue of his position as Co-Manager and a member of Green & Smith Investment Management L.L.C., which is the investment adviser of GS Master Trust.
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.4%
12.	Type of Reporting Person (See Instructions) IN

Page8 of 16

CUSIP No.	879868107

1.	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only).

Michael T. Shannon
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization United States

	5.	Sole Voting Power None

Number of	6.	Shared Voting Power
Shares
Beneficially		5,924,028 Shares, which includes 4,763 Shares held in swap
Owned by Each
Reporting Person
With
	7.	Sole Dispositive Power None

	8.	Shared Dispositive Power

5,924,028 Shares, which includes 4,763 Shares held in swap

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,924,028 Shares which consist of (i) 5,648,872 Shares held by The Merger Fund; (ii) 15,771 Shares held by The Merger Fund VL; (iii) 128,014 Shares held by the Dunham Monthly Distribution Fund; (iv) 11,313 Shares, which includes 4,763 Shares held in swap, held by the Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund; and (v) 120,058 Shares held by GS Master Trust, all of which Michael T. Shannon may be deemed to beneficially own by virtue of his position as Co-President of Westchester Capital Management, LLC, the investment adviser of The Merger Fund and The Merger Fund VL, the sub-adviser of the Dunham Monthly Distribution Fund and the investment manager of Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund, or by virtue of his position as Co-Manager and a member of Green & Smith Investment Management L.L.C., which is the investment adviser of GS Master Trust.
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 5.4%
12.	Type of Reporting Person (See Instructions) IN

Page9 of 16

Item 1.

(a)  Name of Issuer:

Temple-Inland Inc.

(b)  Address of Issuer’s Principal Executive Offices:

1300 MoPac Expressway South, 3rd Floor

Austin, TX 78746

Item 2.

(a)  Name of Person Filing:

(i)         Westchester Capital Management, LLC

(ii)        The Merger Fund

(iii)       The Merger Fund VL

(iv)       Dunham Monthly Distribution Fund

(v)        Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund

(vi)       Green & Smith Investment Management L.L.C.

(vii)      Roy Behren

(viii)     Michael T. Shannon

(b)  Address or Principal Business Office or, if none, Residence:

(i)         100 Summit Drive, Valhalla, NY 10595

(ii)        100 Summit Drive, Valhalla, NY 10595

(iii)       100 Summit Drive, Valhalla, NY 10595

(iv)       10251 Vista Sorrento Parkway, Suite 200, San Diego, CA 92121

(v)        16 Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg

(vi)       100 Summit Drive, Valhalla, NY 10595

(vii)      100 Summit Drive, Valhalla, NY 10595

(viii)     100 Summit Drive, Valhalla, NY 10595

(c)  Citizenship:

(i)         Delaware

(ii)        Massachusetts

Page10 of 16

(iii)        Delaware

(iv)        Delaware

(v)         Luxembourg

(vi)        Delaware

(vii)       United States

(viii)      United States

(d)  Title of Class of Securities: Common Stock, $1.00 par value

(e)  CUSIP No.: 879868107

Item 3.                   If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) Westchester Capital Management, LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended.

(b) The Merger Fund is an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

(c) The Merger Fund VL is an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

(d) Dunham Monthly Distribution Fund is a series of Dunham Funds, an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

(e) Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund is a sub-fund of Merrill Lynch Investment Solutions, a non-U.S. institution in accordance with Section 240.13d–1(b)(1)(ii)(J).

(f) Green & Smith Investment Management L.L.C. is an affiliate of Westchester Capital Management, LLC and investment adviser to GS Master Trust.

(g) Roy Behren is Co-President of Westchester Capital Management, LLC, the investment adviser of The Merger Fund and The Merger Fund VL, the sub-adviser of the Dunham Monthly Distribution Fund and the investment manager of Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund. Mr. Behren is also Co-Manager and a member of Green & Smith Investment Management L.L.C.

(h) Michael T. Shannon is Co-President of Westchester Capital Management, LLC, the investment adviser of The Merger Fund and The Merger Fund VL, the sub-adviser of the Dunham Monthly Distribution Fund and the investment manager of Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund. Mr. Shannon is also Co-Manager and a member of Green & Smith Investment Management L.L.C.

Page11 of 16

Item 4.           Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)    Amount beneficially owned and (b) Percent of class:

  See Items 5 through 11 of the cover pages attached hereto.

This Schedule 13G shall not be construed as an admission that the Reporting Persons, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for other purposes, are the beneficial owners of any securities covered by this statement.

         (c)    See Items 5 through 8 of the cover pages attached hereto.

Item 5.           Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.           Identification and Classification of Members of the Group.

Not applicable.

Item 9.            Notice of Dissolution of Group.

Not applicable.

Item 10.          Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page12 of 16

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Operating Officer

THE MERGER FUND

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Vice President and Chief Compliance Officer

THE MERGER FUND VL

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Vice President and Chief Compliance Officer

DUNHAM MONTHLY DISTRIBUTION FUND

BY: WESTCHESTER CAPITAL MANAGEMENT, LLC, its sub-adviser

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Operating Officer

MERRILL LYNCH INVESTMENT SOLUTIONS –
WESTCHESTER MERGER ARBITRAGE UCITS FUND

BY: WESTCHESTER CAPITAL MANAGEMENT, LLC, its investment manager

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Operating Officer

Page13 of 16

GREEN & SMITH INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Compliance Officer

/s/ Roy Behren
Roy Behren

/s/ Michael T. Shannon
Michael T. Shannon

Page14 of 16

Exhibit A

AGREEMENT

The undersigned, Westchester Capital Management, LLC, The Merger Fund, The Merger Fund VL, the Dunham Monthly Distribution Fund, Merrill Lynch Investment Solutions – Westchester Merger Arbitrage UCITS Fund, Green & Smith Investment Management L.L.C., Roy Behren and Michael T. Shannon, agree that the statement to which this exhibit is appended is filed on behalf of each of them.

February 10, 2012

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Operating Officer

THE MERGER FUND

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Vice President and Chief Compliance Officer

THE MERGER FUND VL

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Vice President and Chief Compliance Officer

DUNHAM MONTHLY DISTRIBUTION FUND

BY: WESTCHESTER CAPITAL MANAGEMENT, LLC, its sub-adviser

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Operating Officer

MERRILL LYNCH INVESTMENT SOLUTIONS –
WESTCHESTER MERGER ARBITRAGE UCITS FUND

BY: WESTCHESTER CAPITAL MANAGEMENT, LLC, its investment manager

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Operating Officer

Page15 of 16

GREEN & SMITH INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Bruce Rubin
Name: Bruce Rubin
Title: Chief Compliance Officer

/s/ Roy Behren
Roy Behren

/s/ Michael T. Shannon
Michael T. Shannon

Page16 of 16